                                                                EXHIBIT 10.3

              SEPARATION AGREEMENT AND MUTUAL RELEASE OF CLAIMS


     This agreement is effective the 31st day of March, 1996 by and between George E. Powell III (hereinafter "George Powell") and Yellow Corporation, its predecessors, subsidiaries, affiliates, assigns, officers, directors, agents and employees (hereinafter jointly referenced as "Company") is entered into in order to set forth the terms and conditions upon which George Powell's employment with the Company will be terminated. In exchange for the mutual promises contained herein, the parties agree as follows:

     1. George Powell will submit his written resignation as President and Chief Executive Officer and as Director of any subsidiary of the Company effective March 31, 1996 in the form attached hereto as "Exhibit A".

     2. Commencing April 1, 1996, the Company will pay George Powell $36,667 per month through September 30, 1997 in bi-monthly installments. The parties agree that the Company shall withhold from such payments the appropriate deductions required by law. In the event of George Powell's death before the last installment is paid, any remaining installments will be paid to his spouse. In the event George Powell and his spouse die before the last installment is paid, any remaining installments will be paid to the estate of the last survivor of the two, or if there is no last survivor, to George Powell's estate.

     3. From April 1, 1996 through September 30, 1997, George Powell's health insurance will continue to be provided and paid for by the Company on the same basis as any other employee, provided, however, that such coverage will cease if George Powell becomes otherwise employed during such period and is covered by comparable coverage paid for by such other employer. If the coverage from such other employer does not match the Company's coverage, the Company's coverage shall be secondary to that of the other employer and the Company will be responsible only for the difference in coverage between that of the Company and the other employer. Through September 30, 1997, George Powell shall also continue to vest under the Company's defined Benefit Pension Plan and shall also be entitled to continued participation in the Company's non-medical insurance coverages, except those insurance coverages that provide payment for time not worked which includes holiday, vacation, short and long-term disability. George Powell's car allowance shall discontinue as of the effective date of his resignation as President and Chief Executive Officer of the Company. George Powell shall not be entitled to any bonus or incentive compensation that is awarded after the effective date of his resignation as President and Chief Executive Officer.

     4. The Company will provide tax return preparation services for George Powell for calendar year 1996 and 1997, if the Company continues to provide the same service to its senior officers for 1996 and 1997. George Powell will return all Company property in his position as of the effective date of his resignation as President and Chief Executive Officer, with the exception of the car phone presently installed in his car, which George Powell may retain with all monthly billings to be switched to George Powell effective April 1, 1996.

     5. The Company will reimburse George Powell for career assessment services with DeFrain Mayer Lee Burgess, L.C.C. up to a maximum amount of $2,750. The Company standard individual financial planning benefit (up to $3,000 per calendar year) for senior officers shall be available to George Powell through September 30, 1997 severance payment period.

     6. For the period from the effective date of George Powell's resignation as President and Chief Executive Officer of the Company through September 30, 1997, George Powell agrees not to form or acquire, in whole or in part, or participate in any manner as partner, employee, officer, independent contractor or consultant with any entity or concern that is now or should become during that period engaged in the interstate or intrastate transportation of general commodities by motor vehicle operating between points in the United States, Canada or Mexico.

     7. George Powell waives and releases for himself and anyone claiming through him, his administrators, successors and assigns, fully and forever, any claim against the Company, its subsidiaries, affiliates, their predecessors, successors, officers, directors, agents, representatives, attorneys or employees, of any kind whatsoever for any action or any inaction, loss, expense, or any damage of whatever nature arising from any circumstance or occurrence from the beginning of time until the date of signing this agreement. Without limiting the foregoing, George Powell specifically waives any claim arising out of the Age Discrimination in Employment Act relating in any way to his employment with the Company or the termination thereof. The only exception to the aforementioned waiver and release will be claims by George Powell under any right arising under this agreement.

     8. George Powell further agrees that he will never disclose to anyone, except an authorized representative of the Company, as required by law, any confidential or proprietary information about the Company, its customers, it manufacturing, production, or other operational processes, its products, costs, or other financial information, or any other information he should not have released or publicized to persons outside the Company during George Powell's employment. George Powell will not denigrate the Company, its products, its services, its management or Board of Directors. This paragraph will not apply to the disclosure of general information about the Company of a kind normally disclosed to prospective employers or to any information of a routine rather than confidential, derogatory or proprietary nature.

     9. The provisions of this agreement are severable, and if any part of it is found to be unenforceable or in contravention of some applicable law or regulation, including the Employee Retirement Income Security Act, or if any payment or benefit hereunder would result in any disqualification or detriment to any benefit plan of the Company, such provision will be deemed not to exist but the other provisions will remain fully valid and enforceable. In the event any provision is deemed not to exist by reason of this provision, the parties agree that the Company will pay to George Powell an equivalent amount in cash.

     10. George Powell agrees that he will not disclose any information concerning this agreement to anyone except his private attorneys, his spouse, financial advisors and tax consultants, and only then if such individuals agree to keep the information confidential. The Company agrees that it will not disclose any information concerning this agreement to anyone except Company officials requiring this information in fulfilling their duties to the Company, except to the extent required by law or any applicable SEC regulations.

     11. The Company represents and agrees that neither it nor its directors or officers will make any derogatory, disparaging or false statements intended to harm the business or personal reputation of George Powell. George Powell represents and agrees that he will not make any derogatory, disparaging or false statements intended to harm the business or personal reputation of the Company, its directors, officers or employees.

     12. George Powell agrees that should he breach any of the material provisions of this agreement, he shall forfeit his right to any further payments, benefits, or perquisites payable under this agreement and he shall reimburse the Company for all payments received after he breached any of said provisions. The question of whether such breach has occurred is subject to arbitration pursuant to paragraph 13. If the arbitrator rules that the Company wrongfully withheld such payment, then he may order the Company to make such payments plus interest on each payment at the prime rate, accrued from the time each such payment should have been made.

     13. Any dispute between the parties hereto arising out of, in connection with, or relating to this agreement and its specific subject matter or the breach thereof shall be settled by arbitration in Overland Park, Kansas in accordance with the rules then in effect of the American Arbitration Association ("AAA"). Arbitration shall be the exclusive remedy for any such dispute except in the event either party fails to abide by an arbitration award rendered hereunder. Regardless of whether or not both parties hereto participate in the arbitration proceeding, any arbitration award rendered hereunder shall be final and binding on each party hereto and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of seven potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike one arbitrator from the list, George Powell having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The arbitration hearing shall be conducted within 30 days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available.

     14. This agreement shall be construed pursuant to the laws of the State of Kansas.

     15. George Powell has been advised, and he understands, that he has the right to consult, and should consult, an attorney before signing this document. Further, the parties agree that George Powell has been offered at least 21 days within which to consider the agreement.

     16. George Powell states that he has read this document and in signing the agreement and release has relied upon no promise or promise of benefit not expressly set forth herein. He agrees that he is entitled to no benefit under this agreement except as specifically and expressly set forth herein.

     17. After signing this agreement, for a period of seven days, George Powell may revoke this agreement, and it shall not be enforceable or effective until after the passing of such seven days.

                                        YELLOW CORPORATION


                                        BY___________________________

ATTEST:


____________________________


                                        ________________________
                                        George E. Powell III


Dated:________________________________